Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 15, 2016, relating to the financial statements of Solaben Electricidad Seis S.A.U. (which report expresses a qualified opinion regarding the omission of comparative financial information for the year ended December 31, 2013) appearing in the report of Foreign Private Issuer on Form 6-K of Atlantica Yield plc. We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Deloitte, S.L.

Madrid, Spain

February 27, 2017